EXHIBIT 99

Florida Progress Corporation
Investor News - Florida Power's Crystal River Nuclear Plant
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Analyst Contacts:
Mark A. Myers (813) 866-4245
Greg Beuris (813) 866-4442


                       Crystal River Nuclear Plant Update

St. Petersburg, Florida, February 12, 1998 -- Florida Power Corporation's Crystal River nuclear plant, which recently returned to service following an extended outage, went off-line Wednesday morning because of an electrical problem in the plant's Integrated Control System. This is a non-safety system which monitors operational systems. Florida Power believes it has corrected the problem and expects to return the plant to service within the next two days.

Although no specific approval from the Nuclear Regulatory Commission is required to start up the plant, Florida Power has discussed the problem with the NRC and they are satisfied with the diagnosis of the problem and the plans to return the unit to service.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: this news release contains a forward looking statement regarding the restart of the nuclear plant. This statement involve risks and uncertainties that could cause actual results or outcomes to differ materially from expectations. Key factors that could have a direct impact on actual results include unforseen problems with the restart or operation of the plant and other factors described in the company's Securities and Exchange Commission filings.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.8 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations and rail services.


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